Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-98073 on Form S-8 of Community Valley Bancorp of our report, dated February 17, 2006, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Community Valley Bancorp for the year ended December 31, 2005.

/s/ Perry-Smith LLP

Sacramento, California
March 14, 2006